EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
g8wave Holdings, Inc.
Boston, MA

We hereby consent to the inclusion in this Registration Statement on Form SB-2 of g8wave Holdings, Inc. our report dated August 1, 2007, with respect to the balance sheet of g8wave, Inc. as of December 31, 2006 and 2005, and the related statements of stockholders’ equity, losses and cash flows for the years ended December 31, 2006 and 2005, which report appears in the Current Report on Form 8-K of g8wave Holdings, Inc. filed with the Securities and Exchange Commission on August 14, 2007.

/s/Sherb & Co., LLP
Sherb & Co., LLP Certified Public Accountants

Boca Raton, Florida
October 12, 2007